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April 25, 2001

Jim Riedman
Riedman Corp
45 East Ave
Rochester N.Y. 14604

Dear Jim:

Let me first thank you for your service as a Board member. Your counsel during your tenure on the Board has been invaluable to our organization over the years. We hope that the following proposal will allow us to expand upon your role within Harris Interactive as we move into some critical strategic areas.

Given your background in both the investment community and in running your company, Gordon and I would like to have you available to review proposed mergers and acquisitions and to be available to us on a time-to-time basis to provide counsel on administrative issues. With regard to mergers and acquisitions, I would like to address a critical role that I believe you can play for us:

         o Investment counseling: I believe that you can help us identify the value of a proposed acquisition and help us structure the offer in the most beneficial way to Harris Interactive that is also saleable to the firm we are attempting to acquire.

         o Negotiation: We believe it will be far better to have someone who will not have direct operational control over the principals after the deal is done do the negotiations.

We would like to propose the following, subject to BOD approval, as a method to compensate you for these activities:

         o Retainer: We will reimburse you $2000 per day and request that we have at least 3 days per month of your time for the next twelve months.

         o Closing Fee: We will mutually agree in writing from time-to-time in advance on acquisition targets to be covered by a closing fee arrangement. For agreed upon transactions, we will reimburse you 1% of the 12 months trailing revenues for firms acquired where you negotiate the deal with a minimum fee of $30,000. We will receive a credit against the closing fee for time spent on a particular acquisition initially applied against the retainer. For a transaction on which you worked, if the closing occurs more than six months after our relationship under this letter is terminated, no closing fee would be due to you.

         o Expenses: We will reimburse reasonable expenses associated with these activities

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Subject:  Offer Letter to Jim Riedman                                   Page 2


Either of us may terminate this arrangement at any time by notice to the other party.

Please advise if this proposal is acceptable.

Sincerely,



David H. Clemm
President & COO



Accepted by:



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James Riedman                         Date